Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-20169) pertaining to the Cal-Maine Foods, Inc. 1993 Stock Option Plan, the Registration Statement (Form S-8 No. 333-29940) pertaining to the Cal-Maine Foods, Inc. 1999 Stock Option Plan, and the Registration Statement (Form S-8 No. 333-130832) of Cal-Maine Foods, Inc. pertaining to the Cal-Maine Foods, Inc. Incentive Stock Option Plan and to the Cal-Maine Foods, Inc. Stock Appreciation Rights Plan of our reports dated August 10, 2009, with respect to the consolidated financial statements and schedule of Cal-Maine Foods, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Cal-Maine Foods, Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended May 30, 2009.

FROST, PLLC /s/

Certified Public Accountants

Little Rock, Arkansas
August 10, 2009